Exhibit 99.2

Toppoint Holdings Inc. Comments on Unusual Trading Activity

NORTH WALES, PA, Aug. 12, 2026 (GLOBE NEWSWIRE) -- Toppoint Holdings Inc. (“Toppoint”) (NYSE American: TOPP), a truckload services and solutions provider focused on the recycling export supply chain, today issued the following statement pursuant to Section 401(d) of the NYSE American Company Guide and at the request of the NYSE American, in connection with its unusual trading activity in the Company’s common stock on August 10, 2026:

The Company has conducted internal review and inquiries and confirms that it is not aware of any material, undisclosed corporate developments that would account for the unusual trading activity observed fon August 10, 2026.

Toppoint will continue to monitor trading activity and will comply with its disclosure obligations under applicable law and NYSE American listing standards. Investors are encouraged to rely only on Toppoint’s official press releases and filings with the U.S. Securities and Exchange Commission for accurate and up-to-date information.

About Toppoint Holdings Inc.

Toppoint Holdings Inc. (NYSE American: TOPP) is a truckload services and solutions provider focused on the recycling export supply chain. The Company is a key player in the New Jersey and Pennsylvania regional trucking market for waste paper, and also transports scrap metal and wooden logs from large waste companies, recycling centers, and commodity traders to the ports of Newark, NJ and Philadelphia, PA. Toppoint additionally provides import transportation services at these ports and has expanded into markets including Tampa, Jacksonville, and Miami, FL; Baltimore, MD; Ensenada, Mexico; and Houston, TX. The Company is incorporated in Nevada and headquartered in North Wales, Pennsylvania.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements regarding the Company’s plans, expectations, expansion strategy, anticipated collections on loan receivables, and financial outlook. Actual results may differ materially from those anticipated due to factors including changes in market conditions, tariff and trade policy developments, commodity price volatility, port congestion, fuel costs, competitive dynamics, the Company’s ability to collect on outstanding loan receivables, liquidity constraints, previously disclosed material weaknesses in internal control over financial reporting, and other risks described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed March 25, 2026 and its Quarterly Report on Form 10-Q for the period ended June 30, 2026. Toppoint undertakes no obligation to update or revise any forward-looking statements except as required by law.

Investor Relations Contact

Toppoint Holdings Inc.
1250 Kenas Road, North Wales, PA 19454
Phone: 551-866-1320
NYSE American: TOPP